SECOND AMENDMENT

                         APPLEBEE'S INTERNATIONAL, INC.

                          EMPLOYEE STOCK PURCHASE PLAN


         WHEREAS, by written instrument effective as of January 1, 1997, Applebee's International, Inc. (the "Company") adopted the Applebee's International, Inc. Employee Stock Purchase Plan (the "Plan") for the exclusive benefit of its eligible employees; and

         WHEREAS, the Board of Directors of the Company (the "Board") reserved the right to amend the Plan from time to time, subject to certain restrictions specified in Section 15.2 of the Plan; and

         WHEREAS, the Board now desires to amend the Plan in the manner hereinafter set forth.

         NOW, THEREFORE, effective as of August 30, 2001, the Plan is amended as follows:

         1. Section 2.14, "Pay," is amended in its entirety to read as follows:

            "2.14 "Pay" means and includes (i) a Participant's regular salary or earnings; (ii) a Participant's overtime pay; (iii) bonuses designated by the bonus plan pursuant to which the bonus is paid as being eligible to be used to purchase Shares under this Plan and (iv) bonuses designated by the Committee as being eligible to be used to purchase Shares under this Plan. "Pay" shall not include any other compensation, taxable or otherwise, including without limitation employee tips, moving/relocation expenses, imputed income, option income, tax-gross-ups and taxable benefits."

         2. The first sentence of Section 7.2 is replaced with the following two sentences:

            "The aggregate, available number of Shares originally available for offer under the Plan was two hundred thousand (200,000), which has been adjusted to three hundred thousand (300,000) pursuant to Section 15.3. Effective August 30, 2001, three hundred thousand (300,000) additional shares will be available for offer under this Plan so that the maximum, aggregate number of Shares available for offer under the Plan is six hundred thousand (600,000)."

         3. A new Section 8.5 is added to the Plan and reads as follows:

            "A Participant who timely files an Enrollment Agreement authorizing the Company to start, stop, increase, or decrease his payroll deductions shall have thirty (30) days from the date of the first regular payroll check that such modification was to be effective to advise the Designated Person in writing that his payroll deduction was not properly implemented. If a Participant fails to inform the Designated Person within such thirty (30) day period, such Participant shall be deemed to have elected whatever amount (including zero) that has been and is being deducted from his paycheck."

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         4. The  provisions of this  Amendment are effective as of the dates set forth herein. In all other respects, the Plan shall remain unchanged.

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         IN WITNESS  WHEREOF,  the Company has executed this Amendment as of the
____ day of _________________, 2001.

                                    APPLEBEE'S INTERNATIONAL, INC.
                                    "Company"


                                    By:
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------

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                              SUMMARY OF AMENDMENTS

1. The definition of "Pay" is amended to include bonuses designated by the bonus plan as being eligible to purchase shares under the Employee Stock Purchase Plan.

2. The number of shares available for offering under the Employee Stock Purchase Plan is increased by 300,000 effective August 30, 2001.

3. Section 8.5 is added to require Participants to inform Applebee's within thirty (30) days after the first regular payroll check following timely submission of an Enrollment Agreement if their deduction is improperly implemented.



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